UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 6, 2007

Warren Resources, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-33275	11-3024080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

489 Fifth Avenue, 32nd Floor, New York, New York 10017

(Address of principal executive offices including Zip Code)

Registrant’s telephone number, including area code: (212) 697-9660

(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 30, 2007, Warren Resources, Inc. (“Warren” or the “Company”) entered into and closed two separate Asset Purchase Agreements to acquire substantially all of the oil and gas property interests (the “Properties”) from Oil Technology Fund-1999, Series A, L.P. and Oil Technology Fund-1999, Series B, L.P., two Delaware limited partnerships in which Warren serves as the managing general partner (the “Sellers”). The acquired Properties are principally located in Wyoming, Texas and California. As more particularly described in Item 3.02 below, in connection with the acquisition of the Properties, subject to certain post-closing adjustments, we paid an aggregate of $1.8 million in cash and the balance by issuing 414,200 shares of our unregistered restricted common stock (“Common Stock”) and assumed certain liabilities, as described below.

The restricted shares of Common Stock were valued based upon a 20% discount from the weighted average sales price for Warren’s publicly traded Common Stock for the period January 1, 2007 through March 31, 2007. During that period, the weighted average sales price was $11.22 per share, and the 20% discounted price was $8.98 per share.

Subject to certain limitations, we also granted certain future registration rights to the Sellers in which we have agreed commencing in September 2007, but no sooner than 75 days from the closing, to file at Seller’s request a registration statement with the U.S. Securities and Exchange Commission (the “SEC”), which request has been made. We also agreed to use our reasonable efforts to cause the registration statement to be declared effective within one (1) year after the closing of the Properties acquisition. The Common Stock was issued pursuant to the private placement exceptions from registration provided in Regulation D, Rule 506, under Section 4(2) of the Securities Act of 1933, as amended, (the “Act”).

The Properties acquired include:

(a) all of the working interests in producing and non-producing wells owned by the Sellers;

(b) any royalty interests and overriding royalty interests, including rights to acquire the same, owned by Sellers or their affiliates, if any;

(c) all wells, including water injection wells, drilled or developed on the Properties;

(d) all personal property, fixtures and field inventory, including pipe, tubing, equipment, rig and related items; and

(e) all lease interests, contracts, agreements, options, permits, accounting software, files, records and any other rights regarding the Properties, in each case to the extent transferable.

In these acquisitions, we also assumed all environmental liabilities of the Sellers with respect to the Properties, including well plugging and abandonment liability. The aggregate purchase price was based on the estimated PV-10 value of the Properties as determined by the independent petroleum engineering firm of Williamson Petroleum Consultants, Inc. at February 1, 2007 plus the cost of water injection wells. The Property acquisitions were effective as of April 1, 2007. Based upon the estimates of the independent petroleum engineering firm, the Properties have approximately 1.2 Bcfe of estimated proved developed producing reserves.

A copy of the form of Asset Purchase Agreement between the Company and each Seller is attached hereto as Exhibit 10.1 and is incorporated by reference herein in its entirety.

Item 2.01 Completion of Acquisition or Disposition of Assets

To the extent required by the provisions of this Item 2.01, the information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 3.02 Unregistered Sale of Equity Securities

In connection with the acquisition of the Properties from the two Sellers, as more particularly described in Item 1.01 above, on June 30, 2007, Warren issued 414,200 shares of our unregistered Common Stock to the separate Sellers.

The restricted shares of Common Stock were valued based upon a 20% discount from the weighted average sales price for Warren’s publicly traded Common Stock for the period January 1, 2007 through March 31, 2007. During that period, the weighted average sales price was $11.22 per share, and the 20% discounted price was $8.98 per share. The Common Stock was issued pursuant to the private placement exceptions from registration provided in Regulation D, Rule 506, under Section 4(2) of the Act. Each of the Sellers has represented to Warren that such Seller is an “accredited investor” as defined in Rule 501 of Regulation D promulgated by the SEC under the Act and that such Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transaction described herein.

Item 9.01.   Financial Statements and Exhibits.

The financial statements related to Item 2.01 of this Current Report on Form 8-K are not included, and the Company     intends to file the relevant statements not later than 71 calendar days after the date of this Current Report on Form 8-K.

(d)  Exhibits.

Exhibit Number	Description

Exhibit 10.1	Form of Asset Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARREN RESOURCES, INC.

	By:	/s/ Norman F. Swanton
Chairman and CEO

Date: July 6, 2007